Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Reports Third-quarter Results for Fiscal Year 2018

•	Revenue increased 6 percent to $33.6 billion.

•	GAAP[1] operating earnings declined 10 percent to $546 million, and GAAP diluted earnings per share (EPS) decreased 33 percent to $0.81.

•	Non-GAAP[1] operating earnings increased 3 percent to $781 million, and non-GAAP EPS decreased 9 percent to $1.39.

•	Company updates fiscal year 2018 outlook.

DUBLIN, Ohio, May 3, 2018 - Cardinal Health (NYSE: CAH) today reported third-quarter fiscal year 2018 revenue of $33.6 billion, an increase of 6 percent. The company also reported a decline in GAAP operating earnings of 10 percent to $546 million and a decrease in GAAP diluted earnings per share (EPS) of 33 percent to $0.81. Non-GAAP operating earnings increased 3 percent to $781 million, while non-GAAP diluted EPS decreased 9 percent to $1.39.
“Our non-GAAP operating earnings came in largely as expected this quarter. However, our non-GAAP EPS was adversely affected by a significant negative change in our effective tax rate primarily associated with our Cordis business,” said Mike Kaufmann, Chief Executive Officer of Cardinal Health. “Our team is moving aggressively to address our operational and supply chain issues at Cordis. Under the leadership of our new Medical Segment CEO, Jon Giacomin, we are implementing a series of initiatives to improve those operations and drive greater efficiencies. While these initiatives will take some time, we remain confident in the potential of this business and the value it provides to cardiovascular patients.”

Mr. Kaufmann continued, “We have an exceptional portfolio of assets, a tremendously talented and dedicated organization, and a critical position in the delivery of global healthcare. We look forward to building on this incredibly strong foundation to drive future performance and increase value for our shareholders.”

Q3 FY18 summary

	Q3 FY18		Q3 FY17		Y/Y
Revenue	$33.6	billion	$31.8	billion	6%
Operating earnings	$546	million	$605	million	(10)%
Non-GAAP operating earnings	$781	million	$759	million	3%
Net earnings attributable to Cardinal Health, Inc.	$255	million	$381	million	(33)%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$437	million	$485	million	(10)%
Diluted EPS attributable to Cardinal Health, Inc.	$0.81		$1.20		(33)%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.39		$1.53		(9)%

Tax rate
During the three months ended March 31, 2018 and 2017, GAAP effective tax rates were 45.1 percent and 32.3 percent, respectively, and non-GAAP effective tax rates were 37.5 percent and 32.3 percent, respectively.

This quarter’s higher effective tax rates are attributable to unfavorable discrete items and a significant negative impact from the reduction in Cordis income. Both unfavorable items were partially offset by the lower U.S. federal income tax rate due to the U.S. Tax Cuts and Jobs Act.

Additionally, the effective tax rates in the third quarter of fiscal year 2017 were positively affected by discrete items.

Cardinal Health

Outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See “Use of Non-GAAP Measures” following the attached schedules for additional explanation.

The company revised its outlook for fiscal 2018 non-GAAP EPS to $4.85-$4.95 from $5.25-$5.50. This new guidance reflects the company’s updated view on the performance of Cordis and its negative effect on the tax rate. The company will offer commentary for fiscal year 2019 during its earnings call today and expects to provide specific guidance when it reports year-end results in August.

Segment results
Pharmaceutical segment
Third-quarter revenue for the Pharmaceutical segment increased 5 percent to $29.7 billion due to sales growth from pharmaceutical and specialty distribution customers. This was partially offset by the previously announced expiration of a large, mail-order customer contract and the divestiture of the company’s China distribution business.

Segment profit decreased by 3 percent to $596 million which reflects a modest, negative impact from the company’s generic program performance.

	Q3 FY18		Q3 FY17		Y/Y
Revenue	$29.7	billion	$28.4	billion	5%
Segment profit	$596	million	$611	million	(3)%
Medical segment
Third-quarter revenue for the Medical segment increased 15 percent to $3.9 billion, which was driven primarily by the acquisition of the Patient Recovery business.

Segment profit increased 34 percent to $199 million, driven by contributions from acquisitions. This was partially offset by performance in Cordis and, to a lesser extent, other Cardinal Health Branded products.

	Q3 FY18		Q3 FY17		Y/Y
Revenue	$3.9	billion	$3.4	billion	15%
Segment profit	$199	million	$148	million	34%

Additional third-quarter and recent highlights

•	The company announced that it has extended and expanded its relationship with Optum through a contract that now extends through the end of the company’s fiscal year 2024.

•
As part of its Opioid Action Program, Cardinal Health donated more than 16,000 prepaid prescription medication disposal envelopes to the National Community Pharmacists Association Foundation for distribution to NCPA member pharmacies free of charge.

•
The company began donations of more than 80,000 doses of Narcan®, (naloxone HCI) Nasal Spray 4mg, to community organizations who will distribute the life-saving overdose-reversal medication to first responders and law enforcement across Ohio, Kentucky, Tennessee and West Virginia.

•	Cardinal Health was recognized as being among the nation's best workplaces for female advancement as a Top Company for Executive Women by the National Association for Female Executives.

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss third-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.
Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until May 2, 2019.

Cardinal Health

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #15 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.

[1]
GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; risks associated with our ability to improve the performance of our Cordis business; risks associated with the acquisition of the Patient Recovery Business, including the ability to successfully integrate the acquired businesses into our operations and the ability to achieve the expected synergies as well as accretion in earnings; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the pricing or other terms of, or level of purchases under those arrangements; uncertainties due to government health care reform including proposals to modify or repeal the Affordable Care Act; uncertainties with respect to the recently enacted Tax Cuts and Jobs Act; changes in the distribution patterns or reimbursement rates for health care products and services; risks associated with the distribution of opioids, including ongoing investigations and lawsuits by certain governmental and regulatory authorities, the potential financial impact of enacted and proposed taxes or other assessments on the sale of opioids, and potential reputational or operational harm; and changes in foreign currency rates and the cost of commodities such as oil based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of May 3, 2018. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Third Quarter			Year-to-Date
(in millions, except per common share amounts)	2018	2017	% Change	2018	2017	% Change
Revenue	$33,633	$31,821	6%	$101,460	$97,010	5%
Cost of products sold	31,720	30,093	5%	96,014	92,089	4%
Gross margin	1,913	1,728	11%	5,446	4,921	11%

Operating expenses:
Distribution, selling, general and administrative expenses	1,132	960	18%	3,325	2,792	19%
Restructuring and employee severance	2	15	N.M.	155	31	N.M.
Amortization and other acquisition-related costs	175	128	N.M.	543	365	N.M.
Impairments and (gain)/loss on disposal of assets, net	(6)	2	N.M.	62	15	N.M.
Litigation (recoveries)/charges, net	64	18	N.M.	155	37	N.M.
Operating earnings	546	605	(10)%	1,206	1,681	(28)%

Other (income)/expense, net	(2)	(5)	N.M.	(6)	(2)	N.M.
Interest expense, net	84	46	83%	251	134	87%
Loss on extinguishment of debt	—	—	N.M.	2	—	N.M.
Earnings before income taxes	464	564	(18)%	959	1,549	(38)%

Provision for/(benefit from) income taxes	209	182	15%	(466)	533	N.M.
Net earnings	255	382	(33)%	1,425	1,016	40%

Less: Net earnings attributable to noncontrolling interests	—	(1)	N.M.	(3)	(2)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$255	$381	(33)%	$1,422	$1,014	40%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.81	$1.21	(33)%	$4.52	$3.19	42%
Diluted	0.81	1.20	(33)%	4.50	3.17	42%

Weighted-average number of common shares outstanding:
Basic	313	316		314	318
Diluted	315	318		316	320

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31, 2018	June 30, 2017
Assets
Current assets:
Cash and equivalents	$2,175	$6,879
Trade receivables, net	7,671	8,048
Inventories, net	11,962	11,301
Prepaid expenses and other	1,705	2,117
Total current assets	23,513	28,345

Property and equipment, net	2,521	1,879
Goodwill and other intangibles, net	14,299	9,207
Other assets	698	681
Total assets	$41,031	$40,112

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,741	$17,906
Current portion of long-term obligations and other short-term borrowings	551	1,327
Other accrued liabilities	2,135	1,988
Total current liabilities	21,427	21,221

Long-term obligations, less current portion	9,027	9,068
Deferred income taxes and other liabilities	3,027	2,877

Redeemable noncontrolling interests	12	118

Total Cardinal Health, Inc. shareholders' equity	7,537	6,808
Noncontrolling interests	1	20
Total shareholders’ equity	7,538	6,828
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$41,031	$40,112

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter		Year-to-Date
(in millions)	2018	2017	2018	2017
Cash flows from operating activities:
Net earnings	$255	$382	$1,425	$1,016

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	259	186	779	525
Loss on extinguishment of debt	—	—	2	—
Impairments and loss on sale of other investments	—	1	6	4
Impairments and loss on disposal of assets, net	(6)	3	62	15
Share-based compensation	24	26	64	73
Provision for bad debts	27	17	76	46
Change in fair value of contingent consideration obligation	(2)	—	(2)	—
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Decrease/(increase) in trade receivables	(15)	39	(632)	(107)
Increase/(decrease) in inventories	130	284	(865)	(1,010)
Increase/(decrease) in accounts payable	(472)	(1,338)	1,635	225
Other accrued liabilities and operating items, net	554	202	(336)	(327)
Net cash provided by operating activities	754	(198)	2,214	460

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(1)	(102)	(6,142)	(113)
Additions to property and equipment	(78)	(80)	(246)	(293)
Purchase of available-for-sale securities and other investments	(1)	(63)	(7)	(188)
Proceeds from sale of available-for-sale securities and other investments	—	43	65	115
Proceeds from maturities of available-for-sale securities	—	10	—	49
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	861	—	862	1
Net cash provided by/(used in) investing activities	781	(192)	(5,468)	(429)

Cash flows from financing activities:
Payment of contingent consideration obligation	(5)	(3)	(22)	(3)
Net change in short-term borrowings	(205)	(8)	(50)	25
Purchase of noncontrolling interests	—	—	(106)	(12)
Proceeds from long-term obligations, net of issuance costs	—	—	3	—
Reduction of long-term obligations	—	—	(403)	(60)
Proceeds from interest rate swap terminations	—	—	—	14
Net tax proceeds/(withholdings) from share-based compensation	13	20	(3)	20
Excess tax benefits from share-based compensation	—	5	—	37
Dividends on common shares	(140)	(142)	(436)	(435)
Purchase of treasury shares	(300)	—	(450)	(600)
Net cash used in financing activities	(637)	(128)	(1,467)	(1,014)

Effect of exchange rates changes on cash and equivalents	10	5	17	(5)
Change in cash held for sale	18	—	—	—

Net increase/(decrease) in cash and equivalents	926	(513)	(4,704)	(988)
Cash and equivalents at beginning of period	1,249	1,881	6,879	2,356
Cash and equivalents at end of period	$2,175	$1,368	$2,175	$1,368

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Third Quarter

(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$29,720	$28,406	Amount	$3,916	$3,418
Growth rate	5%	3%	Growth rate	15%	9%

Segment profit			Segment profit
Amount	$596	$611	Amount	$199	$148
Growth rate	(3)%	(7)%	Growth rate	34%	16%
Segment profit margin	2.00%	2.15%	Segment profit margin	5.09%	4.34%

Year-to-Date

(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$89,786	$86,911	Amount	$11,684	$10,107
Growth rate	3%	7%	Growth rate	16%	10%

Segment profit			Segment profit
Amount	$1,576	$1,682	Amount	$548	$435
Growth rate	(6)%	(14)%	Growth rate[1]	26%	30%
Segment profit margin	1.76%	1.94%	Segment profit margin	4.69%	4.30%
1Segment profit includes a $64 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition for the nine months ended March 31, 2018. Excluding the impact of the inventory fair value step up, Medical segment profit would have increased 41% for the nine months ended March 31, 2018.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Operating	Earnings
		Earnings	Before			Net	Effective		Diluted
	Operating	Growth	Income	Income	Net	Earnings[2]	Tax	Diluted	EPS[2]
(in millions, except per common share amounts)	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	Rate	EPS[2]	Growth Rate
	Third Quarter 2018
GAAP	$546	(10)%	$464	$209	$255	(33)%	45.1%	$0.81	(33)%
Restructuring and employee severance	2		2	(17)	19			0.06
Amortization and other acquisition-related costs	175		175	44	131			0.42
Impairments and (gain)/loss on disposal of assets, net	(6)		(6)	(14)	8			0.02
Litigation (recoveries)/charges, net	64		64	21	43			0.14
Transitional tax benefit, net[3]	—		—	17	(17)			(0.06)
Non-GAAP	$781	3%	$700	$262	$437	(10)%	37.5%	$ 1.39[4]	(9)%

	Third Quarter 2017
GAAP	$605	(8)%	$564	$182	$381	(1)%	32.3%	$1.20	3%
LIFO charges/(credits)	(9)		(9)	(4)	(5)			(0.02)
Restructuring and employee severance	15		15	6	9			0.03
Amortization and other acquisition-related costs	128		128	41	87			0.27
Impairments and (gain)/loss on disposal of assets, net	2		2	—	2			0.01
Litigation (recoveries)/charges, net	18		18	7	11			0.03
Non-GAAP	$759	(4)%	$718	$232	$485	3%	32.3%	$1.53	7%

	Year-to-Date 2018
GAAP	$1,206	(28)%	$959	$(466)	$1,422	40%	(48.6)%	$4.50	42%
Restructuring and employee severance	155		155	29	126			0.40
Amortization and other acquisition-related costs	543		543	143	400			1.27
Impairments and (gain)/loss on disposal of assets, net	62		62	(57)	119			0.38
Litigation (recoveries)/charges, net	155		155	51	104			0.33
Loss on extinguishment of debt	—		2	1	1			—
Transitional tax benefit, net[3]	—		—	911	(911)			(2.88)
Non-GAAP	$2,121	—%	$1,875	$612	$1,261	(4)%	32.6%	$ 3.99[4]	(3)%

	Year-to-Date 2017
GAAP	$1,681	(9)%	$1,549	$533	$1,014	(7)%	34.4%	$3.17	(4)%
LIFO charges/(credits)	—		—	—	—			—
Restructuring and employee severance	31		31	12	19			0.06
Amortization and other acquisition-related costs	365		365	120	245			0.76
Impairments and (gain)/loss on disposal of assets, net	15		15	4	11			0.03
Litigation (recoveries)/charges, net	37		37	14	23			0.07
Non-GAAP	$2,129	(5)%	$1,997	$684	$1,311	(4)%	34.2%	$4.10	—%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3Reflects the estimated net transitional benefit from the re-measurement of our deferred tax assets and liabilities partially offset by the repatriation tax on cash and earnings of foreign subsidiaries.  We have not yet completed our analysis of the impact of the Tax Act and, as such, these amounts are provisional estimates and we may record additional provisional amounts or adjustments to the provisional amounts in future periods.
4Non-GAAP EPS for the three and nine months ended March 31, 2018 includes a $0.13 and $0.33 benefit from applying a lower federal tax rate to our year-to-date U.S. pre-tax non-GAAP earnings. Excluding this benefit, non-GAAP EPS would have been $1.26 and $3.66 for the three and nine months ended March 31, 2018, respectively.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
Restructuring and employee severance costs are excluded because they relate to programs in which we fundamentally change our operations and because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact during the one-year measurement period of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and measurement period adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings, both of which are subject to adjustment during an up to 12 month measurement period.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook.

The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2018 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.47 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013. For the nine months ending March 31, 2018, the excluded items have increased the Company’s EPS by $0.51, which includes a $2.88 net transitional tax benefit related to the Tax Cuts and Jobs Act.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt.
Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, (6) loss on extinguishment of debt, and (7) transitional tax benefit, net) divided by (earnings before income taxes adjusted for the first six items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, (6) loss on extinguishment of debt, each net of tax, and (7) transitional tax benefit, net.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.